Exhibit 4.1
HARBINGER GROUP INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

SUPPLEMENTAL INDENTURE
Dated as of June 22, 2011
to
INDENTURE
Dated as of November 15, 2010
Between
HARBINGER GROUP INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

10.625% Senior Secured Notes Due 2015

     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 22, 2011, by and between HARBINGER GROUP INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company executed and delivered to the Trustee an Indenture, dated as of November 15, 2010 (the “Indenture”), by and between the Company and the Trustee, pursuant to which the Company’s 10.625% Senior Secured Notes Due 2015 (the “Notes”) were issued;
     WHEREAS, the Company has solicited (the “Consent Solicitation”) the holders of record of its Notes (each, a “Holder” and, collectively, the “Holders”) to direct the Trustee to execute and deliver an amendment to the Indenture to amend the definition of “Contribution Debt” in Article I of the Indenture (the “Amendment”);
     WHEREAS, Section 9.02 of the Indenture provides that, subject to certain inapplicable exceptions, the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”);
     WHEREAS, if the conditions to the Consent Solicitation are met, Holders that delivered and have not prior withdrawn a valid consent on a timely basis (the “Consenting Holders”) are entitled to receive a consent fee (the “Consent Fee”) with respect to the Notes in respect of which they have validly consented;
     WHEREAS, the Holders that have approved this Supplemental Indenture (as evidenced by their execution of a Consent Form) constitute Holders of at least a majority in aggregate principal amount of the Notes now outstanding and are willing to direct the Trustee to execute and deliver the Supplemental Indenture;
     WHEREAS, consistent with the practice of The Depository Trust Company (“DTC”), DTC has authorized direct participants in DTC set forth in the position listing of DTC as of the date hereof to approve this Supplemental Indenture as if they were Holders of the Notes held of record in the name of DTC or the name of its nominee;
     WHEREAS, the Trustee has been directed by the Holders of the requisite principal amount of Notes to execute and deliver the Supplemental Indenture in its capacity as Trustee;
     WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

     WHEREAS, the Company has agreed to indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Supplemental Indenture, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct; and
     NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:
ARTICLE I
AMENDMENT OF INDENTURE
     Section 1.1 (a) Amendment to Definitions. The first paragraph of the definition of “Contribution Debt” in Section 1.01 of the Indenture is hereby amended to (i) delete the words “with a Stated Maturity after the Stated Maturity of the Notes”, and insert the words “with a Stated Maturity (a) in the case of clause (1) below on or after, or (b) in the case of clause (2) below, after the Stated Maturity of the Notes” in place of the deleted text; (ii) delete the word “half” and insert the words “$150 million (which amount is in respect of the cash proceeds of the issuance of Qualified Equity Interests of the Company on May 12, 2011 in an aggregate amount of $280 million)”; and (iii) delete the words “the aggregate amount of cash received”, and insert the words “the aggregate gross amount of cash proceeds received” in place of the deleted text.
                         (b) Amendment to Section 4.06. Paragraph (b)(1) of Section 4.06 is hereby deleted in its entirety and replaced with “[Reserved]”.
                         (c) Amendment to Section 4.07. Paragraph (a)(2) of Section 4.07 is hereby amended to delete such paragraph (a)(2) in its entirety and to replace it with the following:
                    “(2) the Company’s Collateral Coverage Reserve would be not less than the ratio specified in Section 4.18 that is then applicable, and”.
ARTICLE II
MISCELLANEOUS PROVISIONS
     Section 2.1 Effect of Supplemental Indenture.
     Prior to the Supplemental Indenture becoming effective, the Company shall deliver to the Trustee an Officers’ Certificate certifying that all conditions precedent provided for in the Indenture relating to the Supplemental Indenture have been satisfied. The Trustee may conclusively rely upon such certificate to establish that such Requisite

Consents have been obtained. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
     Notwithstanding the foregoing, the Amendment set forth herein will have no effect, and this Supplemental Indenture shall be null and void, if the Consent Fee is not paid to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation.
     Section 2.2 Indenture Remains in Full Force and Effect.
     Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.
     Section 2.3 Indenture and Supplemental Indenture Construed Together.
     This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     Section 2.4 Confirmation of Indenture.
     The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.
     Section 2.5 Conflict with Trust Indenture Act.
     If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.
     Section 2.6 Separability.
     In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.7 Successors and Assigns.
     All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

     Section 2.8 Certain Duties and Responsibilities of the Trustee.
     In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.
     Section 2.9 Governing Law.
     THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.
     Section 2.10 Duplicate Originals.
     The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[Signature Page Follows]

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written.

HARBINGER GROUP INC. as Issuer
By:	/S/ Francis T. McCarron
Name: Francis T. McCarron
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee
By:	/S/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President